                                                         EXHIBIT 11
                                             COMPUTATION OF PER SHARE EARNINGS
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                          Three months ended                Nine months ended
                                                                             September 30,                    September 30,
                                                                       -----------------------------    ----------------------------
                                                                            1997              1996           1997             1996
                                                                       ------------      -----------    -----------      -----------

Net income .....................................................           $1,804           $1,288           $5,779           $4,378

Weighted average common shares outstanding .....................            4,225            4,259            4,268            4,257



NET INCOME PER COMMON SHARE ....................................            $0.43            $0.30            $1.35           $ 1.03

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